Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3), Post-effective Amendment No.1 to the Registration Statement (Form S-4 No. 333-145925) and related Prospectus of News Corporation for the registration of 7,900,672 shares of its Class A Common Stock and to the incorporation by reference therein of our reports dated August 23, 2007, with respect to the consolidated financial statements of News Corporation, News Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of News Corporation, included in its Annual Report (Form 10-K) for the year ended June 30, 2007, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

February 8, 2008